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                         PROXY/STOCKHOLDERS' AGREEMENT


         This Proxy/Stockholders' Agreement (hereinafter called this "Agreement") is made and entered into as of this ______ day of May, 1996, by and between PrimeEnergy Corporation, a Delaware corporation (hereinafter called "PrimeEnergy"), and Randall F. Dryer ("Dryer"), Thomas F. Cooke ("Cooke"), and Joseph T. Kaminski, ("Kaminski;" Dryer, Cooke and Kaminski are sometimes hereinafter individually and collectively called "Stockholder"), with respect to the following circumstances:

         1. Stockholders, Saratoga Resources, Inc., a Texas corporation (hereinafter called "Saratoga Texas"), Lobo Operating, Inc. ("LOI") and Lobo Energy, Inc. ("LEI;" Saratoga Texas, LOI, and LEI are hereinafter individually and collectively called "Assignors") and Internationale Nederlanden (U.S.) Capital Corporation ("ING") have entered into that certain Compromise and Settlement Agreement (the "Settlement Agreement") of even date herewith, whereby, among other things, Assignors have agreed to convey and transfer the "Interests," as that term is defined in the Assignment, Conveyance and Bill of Sale (the "Conveyance") effectuating such agreement, to PrimeEnergy.

         2. Each Assignor is a wholly-owned subsidiary of Saratoga Resources, Inc., a Delaware corporation ("Saratoga Delaware"), and each Stockholder owns shares of the issued and outstanding common and capital stock of Saratoga Delaware (hereinafter individually and collectively called the "Saratoga Stock"); and

         3. The execution of this Agreement by each Stockholder is a condition precedent to PrimeEnergy's agreement to consummate the purchase of the Interests from ING, and Stockholders desire that the transactions contemplated by the Settlement Agreement and each other document, conveyance, agreement and other instrument executed and delivered of even date herewith in connection with, in any manner required by or a condition to, the Settlement Agreement (hereinafter called the "Transaction Documents") be consummated.

                 (a) For and in consideration of the foregoing premises, the terms and provisions hereinafter contained, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, each Stockholder, individually, agrees that such Stockholder, in his capacity as a stockholder of Saratoga Stock and in each corporate capacity (whether as an officer, director, employee or otherwise) of each Assignor and Saratoga Delaware, and in any and all other capacities, agrees that such Stockholder will not undertake or perform any action (individually; acting in any capacity; or through any other person or entity) to undermine, rescind or otherwise challenge the validity, performance and/or enforceability of the Settlement Agreement, the Conveyance and/or any of the Transaction Documents.
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                 (b)      The Stockholders each agree that they will cause
Saratoga Delaware to cause a meeting of stockholders of Saratoga Delaware to be called and held as soon as is practicable (subject to compliance with rules and regulations of the Securities and Exchange Commission relating to proxy and information statements, as applicable, and applicable provisions of the General Corporation Law of the State of Delaware) for the purpose of ratifying and confirming the Settlement Agreement and all of the transactions contemplated therein (including the ultimate acquisition of the Interests by PrimeEnergy). PrimeEnergy acknowledges that it is requiring that this Agreement to be entered into in an abundance of caution on the part of its counsel and that the Stockholders do not believe that such approval is necessary or required for the Settlement Agreement or any of the transactions contemplated therein to be valid and binding. The Stockholders each hereby grant PrimeEnergy an irrevocable proxy, coupled with an interest, to vote each of the shares held of record by such stockholder at such a meeting (and only a shareholders meeting) for the sole purpose of ratifying and confirming such transactions at such meeting and for no other purpose. The Stockholders agree that they have not, and will not, grant any other proxy or do any other thing that would in any manner conflict with or otherwise prejudice PrimeEnergy from utilizing such proxy.

         Section 1. Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed to have been duly made on the date received. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

                 (a)      Notices to Stockholders:

                          Saratoga Resources, Inc.
                          1155 Dairy Ashford, Suite 600
                          Houston, Texas  77079

                          Attention:  Thomas F. Cooke, Chairman

                 (b)      Notices to PrimeEnergy:

                          PrimeEnergy Corporation
                          1 Landmark Square, 11th Floor
                          Stamford, Connecticut  06901

                          Attn:  Charles E. Drimal, Jr., President

         Section 2. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. PrimeEnergy may assign all or any portion of its rights or obligations under this Agreement without Stockholder's prior written consent thereto.





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         Section 3.       Counterparts.  This Agreement may be executed in any
number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

         Section 4. Expenses; Attorneys' Fees. Except as otherwise provided in this Agreement, each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated by this Agreement. The prevailing party in any lawsuit or litigation concerning the construction or interpretation of this Agreement or the breach by the other party of any provision of this Agreement shall be entitled to such party's reasonable attorneys' fees and court costs.

         Section 5. Headings. The headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 6. Superseding Effect. This Agreement supersedes any prior agreement and understanding between the parties with respect to the subject matter of this Agreement.

         Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed entirely therein.

         Section 8. Waivers. No party's rights under this Agreement will be deemed waived except by a writing signed by such party. Without limitation, the occurrence of the Closing shall not be deemed a waiver of any party's rights except its right to refuse to close.

         Section 9. Announcements. Stockholder and PrimeEnergy shall consult with each other with regard to all press releases and other announcements issued on or prior to the Closing Date concerning this Agreement or the transactions contemplated by this Agreement, and, except as may be required by applicable laws or the applicable rules and regulations of any governmental body or stock exchange, neither PrimeEnergy nor Stockholder shall issue any such press release or other publicity without the prior written consent of the other party.

         Section 10. Partial Invalidity. In the event any provision of this Agreement is determined to be invalid or unenforceable, then the remainder of this Agreement shall not be affected thereby.





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                                        "PRIMEENERGY"

                                        PRIMEENERGY CORPORATION



                                        By:
                                            -----------------------------------
                                            Charles E. Drimal, Jr.,
                                            President



                                        "STOCKHOLDER"



                                        ---------------------------------------
                                        Joseph T. Kaminski


                                        ---------------------------------------
                                        Thomas F. Cooke


                                        ---------------------------------------
                                        Randall F. Dryer





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